Exhibit 10.28

MEMORANDUM

TO:	Dr. Ann Tsukamoto, Vice President of Scientific Operations

FROM:	Marie Berticevich, Manager of Human Resources & Administration

SUBJECT:	Amendment to Offer Letter

DATE:	July 17, 2000
Following is an amendment to your offer of employment dated February 2, 1998:
Either you or StemCells may terminate your employment relationship at any time with or without cause. However, if your employment with StemCells is involuntarily terminated without cause at any time, including a Change of Control, you will be provided with salary continuation and benefits continuation under COBRA from the date of termination until the date twelve (12) months after the effective date of the termination equal to the salary which you were receiving at the time of such termination; payments shall be paid in accordance with the Company’s standard payroll practices. In addition, any Change of Control or involuntary termination as stated, will result in the accelerated vesting of your 1992 Equity Incentive Plan Time-Based options to acquire 100% of such shares.
As used in this agreement, termination for cause shall mean (I) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the company; (II) repeated unexplained or justified absence from the Company; (III) a material and willful violation of any federal or state law; (lV) commission of any act of fraud with respect to the Company; or (V) conviction of a felony or a crime involuntary moral turpitude causing material harm to the standing and reputation of the Company.
As used in this agreement, change of control shall mean (I) a merger or consolidation of the Company which results in the voting securities of the Company representing less that fifty percent (50%) of the total voting securities of the Company or such surviving entity outstanding immediately after such a merger, (II) liquidation or sale of substantially all of the Company’s assets.
STEMCELLS, INC.

By: Title:	/s/ George Dunbar Acting President & CEO

Dated: July 17, 2000

EMPLOYEE:	/s/ Ann Tsukamoto
Dated: September 5, 2000
525 Del Rey Avenue, Suite C • Sunnyvale, CA
94085 408.731.8670 • Fax 408.731.8674